Item 77Q1(e)
AMENDMENT NO. 16
to the
COMBINED INVESTMENT ADVISORY AGREEMENT

This Amendment is made as of June 28, 2013 to the Combined Investment Advisory Agreement among Munder Series Trust ("MST"), on behalf of each of its series, and Munder Capital Management ("Advisor"), a Delaware general partnership. WHEREAS, on May 14, 2013, the Board of Trustees of MST ratified and approved the creation of a new series of MST, the Munder Emerging Markets Small-Cap Fund, and approved the fees payable by such Fund to MCM for investment advisory services; and

WHEREAS, MST and MCM desire to amend the Schedules to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor, MST and MST II agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby replaced with the attached
Schedule B effective as of June 28, 2013.

2.	Schedule B of the Agreement is hereby replaced with the attached
Schedule B effective as of June 28, 2013.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST		MUNDER CAPITAL MANAGEMENT


By: /s/ Stephen J. Shenkenberg		By: /s/ Peter K. Hoglund
	Stephen J. Shenkenberg			Peter K. Hoglund
	Vice President,				Managing Director,
	Secretary, CLO & CCO			Chief Financial Officer


SCHEDULE A
As of June 28, 2013

Munder Series Trust
Munder Bond Fund
Munder Emerging Markets Small-Cap Fund
Munder Growth Opportunities Fund
Munder Index 500 Fund
Munder Integrity Mid-Cap Value Fund
Munder Integrity Small/Mid-Cap Value Fund
Munder International Fund-Core Equity
Munder International Small-Cap Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Core Growth Fund
Munder Veracity Small-Cap Value Fund





SCHEDULE B
As of June 28, 2013

	Annual Fees
(as a Percentage of Daily Net Assets)

Munder Bond Fund	0.40%

Munder Emerging Markets Small-Cap Fund	1.10%

Munder Growth Opportunities Fund	0.75% of the first $1 billion of average
daily net assets; 0.725% of the next $1 billion; and 0.70% of average daily net assets in excess of $2 billion

Munder Index 500 Fund	0.20% of the first $250 million of average daily net
assets; 0.12% of the next $250 million; and 0.07% of average daily net assets in excess of $500 million

Munder Integrity Mid-Cap Value Fund
	0.75% of the first $500 million of average daily net assets; and 0.70% of average daily net assets in excess of $500 million

Munder Integrity Small/Mid-Cap Value Fund
	0.90% of the first $300 million of average daily net assets; and 0.85% of average daily net assets in excess of $300 million

Munder International Fund-Core Equity
	0.80% on the first $1 billion of average daily net assets; and 0.75% of the average daily net assets in excess of $1 billion

Munder International Small-Cap Fund
	0.95% on the first $1 billion of average daily net assets; and 0.90% of the average daily net assets in excess of $1 billion

Munder Micro-Cap Equity Fund	1.00%

Munder Mid-Cap Core Growth Fund	0.75% on the first $6 billion of average daily
net assets, 0.70% on the next $2 billion, and 0.65% on average daily net assets exceeding $8 billion

Munder Veracity Small-Cap Value Fund	0.90% of the first $300 million of
average daily net assets; and 0.85% of average daily net assets in excess of $300 million